Exhibit 99.1

NTN Buzztime, Inc. Receives Noncompliance Notice from NYSE American

CARLSBAD, Calif., August 12, 2020, — NTN Buzztime, Inc. (NYSE American: NTN), announced it received a letter from the NYSE Regulation stating that it is not in compliance with NYSE American LLC continued listing standards. Specifically, the letter states that the company is not in compliance with Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) because it reported stockholders’ equity of less than $2 million as of June 30, 2020 and had net losses in two of its three most recent fiscal years ended December 31, 2019. The company’s stockholders’ equity was $1.9 million as of June 30, 2020.

The company previously announced it was not in compliance with Sections 1003(a)(ii) and (iii) of the Company Guide because it reported stockholders’ equity of less than $6 million and $4 million as of December 31, 2019 and March 31, 2020, respectively, and had net losses in its five most recent fiscal years ended December 31, 2019. The company’s stockholders’ equity was $5.09 million and $3.8 million as of December 31, 2019 and March 31, 2020, respectively. As a result of these non-compliance matters, the company is and has been subject to the procedures and requirements of Section 1009 of the Company Guide.

As previously announced, the Company submitted a plan to NYSE Regulation advising of actions it has taken or will take to regain compliance with Section 1003(a)(iii) by September 27, 2021, and NYSE Regulation accepted that plan. If the company is not compliance with all continued listing standards by September 27, 2021 or does not make progress consistent with its plan during the plan period, the exchange will initiate delisting proceedings as appropriate. The company can give no assurances that it will be able to maintain the listing of its common stock on the NYSE American. The company’s common stock could be delisted because it does not make progress consistent with its plan during the plan period, because it does not regain compliance with Sections 1003(a)(i), (ii) and (iii) by September 27, 2021, or because it falls below compliance with other NYSE American listing standards.

About Buzztime:

NTN Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative technology that helps its customers acquire, engage and retain its patrons. The company’s tablets, mobile app and technology offer engaging solutions to establishments that have guests who experience dwell time, such as in bars, restaurants, casinos and senior living centers. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter@buzztime.

IR AGENCY CONTACT:

Kirsten Chapman, LHA Investor Relations

buzztime@lhai.com

415-433-3777